Exhibit 99.1
Diamond Foods reports record earnings during the
first quarter of Fiscal 2009
•	Strong growth in EPS reflected higher sales and margins:
-	North American Retail net sales increased 23%; with snack sales up 96% and culinary sales up 23%;

-	Gross margins benefited from a higher mix of retail sales and efficiency initiatives;

-	EPS grew 23 percent to $0.64 compared to $0.52 during the prior year’s quarter. This year’s EPS included $0.03 in net non-recurring charges.
SAN FRANCISCO, Calif., December 3, 2008 - Diamond Foods, Inc. (NASDAQ: DMND) today reported financial results for its first quarter of fiscal 2009.
Diluted earnings per share (EPS) for the three months ended October 31, 2008 grew 23 percent to $0.64 compared to $0.52 during the prior year’s comparable period. This year’s EPS included $0.03 in net non-recurring charges related to the early retirement of debt coinciding with the Pop Secret acquisition, partially offset by the sale of emission reduction credits. Without these non-recurring items, non-GAAP EPS was $0.67, 29 percent above last year’s quarter.
“Our efforts to reduce costs and strengthen retail distribution by investing behind our brands helped us post strong results despite a difficult economic climate,” said Michael J. Mendes, President and CEO. “Looking ahead, our brands are well positioned to benefit from changes in spending patterns as consumers prepare more meals at home or look for greater value in their food choices.”
Net sales grew 6 percent to $195.5 million during the quarter compared to $184.5 million during the prior year’s comparable period. North American retail sales, which are the focus of the Company’s growth efforts, grew 23 percent as both culinary nut sales (up 23 percent) and snack sales (up 96 percent) reflected strong demand.
Recent Financial and Corporate Development Highlights
•	The Pop Secret microwave popcorn brand was acquired from General Mills for about $190 million on September 15, 2008. The purchase was funded through a combination of cash on hand and borrowings from a new $250 million unsecured credit facility, and included the refinancing of $20 million in 7.35 percent coupon senior notes.

•	Net sales of $195.5 million were near the midpoint of the guidance range, and non-GAAP EPS of $0.67 exceeded analysts’ consensus estimates.

•	Culinary sales grew 23 percent during the quarter to $89.2 million. Average growth of this business over the last three quarters has been 23 percent, which reflects actions taken to offset higher input costs, as well as investments in the Diamond brand to sustain culinary distribution.

•	Snack sales grew 96 percent during the quarter to $36.4 million. Note that this year’s results include Pop Secret microwave popcorn since its acquisition on September 15.
-	Growth from new products such as Cocoa Roast Almonds, Sea Salt & Pepper Cashews and Breakfast on the Go (“BOTG”) continued to be strong; the product offering for BOTG has been expanded from two SKUs to three and will start shipping to the mass merchandise channel in the third fiscal quarter;

-	During the 12-weeks ended November 1, 2008 Emerald’s share of the tree nut segment of the snack nut market was 7.5 percent, reflecting a 12 percent increase in sales. For the total snack nut category, Emerald’s share grew 10 basis points to 5.8 percent, and ACV distribution increased 200 basis points to 88 percent as a result of successful efforts to broaden the presence of core, high velocity items.
•	With the later timing of this year’s California walnut crop and with Thanksgiving falling five days later this year than last, sales declined in the in-shell and international businesses during the quarter. Some of these sales are expected to shift into the second fiscal quarter.

•	A quarterly dividend of $0.045 per share was paid on October 29, 2008 to shareholders of record as of October 16, 2008.
Financial Results
Net sales by product line were:

	Three months ended
	October 31,
(in thousands)	2008	2007	% Prior Year

Culinary	$89,200	$72,547	23%
Snack	36,395	18,603	96%
In-shell	24,886	30,915	-20%

Total retail	150,481	122,065	23%
Ingredient	12,960	15,252	-15%
International	31,343	46,461	-33%
Other	742	759	-2%

Total non-retail	45,045	62,472	-28%

Total	$195,526	$184,537	6%

For the three months ended October 31, 2008, gross profit as a percentage of net sales was 21.0 percent, a 500 basis point improvement over the prior year period’s 16.0 percent. This improvement reflects a more profitable product mix of retail sales, price increases taken last fiscal year to cover higher input costs, efficiency initiatives implemented in the manufacturing area, and the impact of eliminating low margin SKU’s in the snack, ingredient and international product lines.
Selling, general and administrative expense (SG&A) was $15.8 million compared to $11.4 million last year, and SG&A as a percentage of net sales was 8.1 percent compared to 6.2 percent last year and 8.2 percent for the full year of fiscal 2008.

The increase as a percentage of net sales over last year’s quarter was primarily driven by costs associated with the Pop Secret acquisition.
Advertising expense was $5.9 million compared to $4.4 million during the prior year period. The difference between years is due primarily to the timing of certain advertising programs and the inclusion of Pop Secret advertising.
As of October 31, 2008, there was $4.9 million in cash and cash equivalents and $206 million in total debt.
Fiscal 2009 Outlook
Financial guidance for the full-year of fiscal 2009 ending July 31 remains unchanged:
•	Net sales of between $585 million and $615 million, snack net sales of between $175 million and $185 million, and North American Retail net sales growth of 27 percent to 31 percent.

•	Gross margin improvement of about 150 to 200 basis points resulting from a greater mix of higher-margin business and cost savings initiatives;

•	Advertising expenditures of between $26 million and $29 million;

•	An effective tax rate of between 37 percent and 38 percent;

•	Capital spending of between $10 million and $13 million;

•	EPS of between $1.20 to $1.27, which excludes net non-recurring charges of about $0.03 per share.
For the three months ending January 31, 2009, net sales are expected to be between $140 million and $155 million and EPS is expected to be between $0.24 and $0.29. This implies between 5 percent and 16 percent sales growth and between 41 percent and 71 percent EPS growth.
Conference Call
Diamond will host an investor conference call and web cast today, December 3, 2008 at 1:30 p.m. Pacific Time, to discuss these results. To participate in today’s call via telephone dial 877-741-4249 from the U.S./Canada or 719-325-4826 elsewhere and enter a conference ID of 542-9012. In order to listen to the call over the internet, visit the Company’s website at www.diamondfoods.com and select “Investor Relations.”
Archived audio replays of the call will be available on the Company’s website or via telephone. The latter will begin approximately three hours after the call’s conclusion and remain available through midnight December 8, 2008. It can be accessed by dialing 888-203-1112 from the U.S./Canada or 719-457-0820 elsewhere. Both phone numbers require the conference ID listed above.

Financial Statements
Diamond’s financial results for the three months ended October 31, 2008 and 2007 were as follows:

	Three months ended
	October 31,
(in thousands, except per share amounts)	2008	2007

Net sales	$195,526	$184,537
Cost of sales	154,457	154,988

Gross profit	41,069	29,549
Operating expenses:
Selling, general and administrative	15,772	11,388
Advertising	5,850	4,356

Total operating expenses	21,622	15,744

Income from operations	19,447	13,805
Interest expense, net	1,449	351
Other (income) / expense, net	898	—

Income before income taxes	17,100	13,454
Income taxes	6,404	5,112

Net income	$10,696	$8,342

Earnings per share:
Basic	$0.66	$0.52
Diluted	$0.64	$0.52
Shares used to compute earnings per share:
Basic	16,308	15,994
Diluted	16,656	15,994

	October 31,
(in thousands)	2008	2007

Cash & equivalents	$4,885	$1,703
Trade Receivables, net	123,422	115,587
Inventories	212,147	189,233
Current assets	351,657	315,249
PP&E, net	51,681	33,882
Intangible assets	100,523	3,649
Goodwill	80,416	5,432
Current liabilities	317,100	205,022
Total debt	206,038	24,207

Non-GAAP Financial Information
Diamond has provided the following non-GAAP financial information for the three months ended October 31, 2008 and 2007.

	Three months ended
	October 31,
(in thousands)	2008	2007

Net sales	$195,526	$184,537
Cost of sales	154,457	154,988

Gross profit	41,069	29,549

Operating expenses:
Selling, general and administrative	15,772	11,388
Advertising	5,850	4,356

Total operating expenses	21,622	15,744

Operating income	19,447	13,805
Interest expense, net	1,449	351
Non-GAAP Other expense, net	—	—

Non-GAAP income before income tax expense	$17,998	$13,454

Reconciliation of GAAP to non-GAAP financial information:

	Three months ended
	October 31,
(in thousands, except per share amounts)	2008	2007

GAAP income before income tax expense	$17,100	$13,454
Adjustments to remove loss on extinguishment of debt and other credits	898	—

Non-GAAP income before income tax expense	17,998	13,454

GAAP income tax expense	6,404	5,112

Adjustment for tax effects of Non-GAAP adjustments	366	—

Non-GAAP income tax expense	6,770	5,112

Non-GAAP net income	$11,228	$8,342

Non-GAAP EPS-diluted	$0.67	$0.52
Shares used in computing Non-GAAP EPS-diluted	16,656	15,994
About Diamond’s non-GAAP Financial Measures. This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures, and its financial statements to evaluate its business.
Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they exclude amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond’s non-GAAP financial measures include adjustments for the following items:
•	An early termination fee of $2.6 million was incurred in connection with the prepayment of Senior Notes replaced by a new Credit Facility primarily used to finance the acquisition of Pop Secret. Diamond excluded this charge because it is non-recurring and is not indicative of ongoing operations.

•	A $1.7 million gain on the sale of emission reduction credits that were primarily earned as a result of the closure of the Company’s cogeneration power facility in 2005. Diamond’s management believes it is useful to investors to exclude this gain since it is non-recurring in nature and is not reflective of the operating results of Diamond on an on-going basis.
Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non- GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.
Note regarding forward-looking statements
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including projections of Diamond’s results. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. Some factors that could cause actual results to differ from our expectations include risks of integrating acquired businesses and entering markets in which we have limited experience, availability and pricing of raw materials, loss of key customers and an increase in competition. A more extensive list of factors that could materially affect our results can be found in Diamond’s periodic filings with the Securities and Exchange Commission. They are available publicly and on request from Diamond’s investor relations department.

About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond®, Emerald® and Pop Secret® brands.
Contacts:

Investors:	Media:
Bob Philipps	David Conner
VP, Treasury & Investor Relations	Access Communications
415.445.7426	415.844.6233
bphilipps@diamondfoods.com	dconner@accesspr.com
Corporate Web Site: www.diamondfoods.com
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